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                                                                   EXHIBIT 10.32

                               AMENDMENT NO. 1 TO
                            STOCK PURCHASE AGREEMENT

                  THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this "Amendment") is made as of August 12, 2002, by and among Ziff Davis Holdings Inc., a Delaware corporation (the "Company"), and Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P. and Willis Stein & Partners III-C, L.P. (collectively, the "Purchasers"). Unless otherwise indicated, capitalized terms not defined herein shall have the meanings assigned to such terms in the Stock Purchase Agreement by and among the Company and the Purchasers, dated as of April 30, 2002 (the "Pre-Amendment Stock Purchase Agreement").

                  WHEREAS, the Company, the Purchasers and certain other Persons have entered into a Series D Preferred Stock Purchase Agreement (the "Series D Stock Purchase Agreement") pursuant to which the Purchasers and such certain other Persons will, among other things, purchase shares of the Company's Series D Redeemable Preferred Stock, par value $.01 per share (the "Series D Preferred").

                  WHEREAS, Section 8C of the Series D Stock Purchase Agreement provides, among other things, that the purchasers of Series D Preferred shall not be entitled to receive, and the Company shall not be permitted to make, any cash payment from the Company to such purchasers as a result of the Company's breach of any of the representations and warranties contained therein or made in writing by the Company in connection therewith until the New Notes (as defined therein) have been paid in full, together with all interest and premium, if any.

                  WHEREAS, the Company and the Purchasers desire to add to the Pre-Amendment Stock Purchase Agreement a provision similar to the provision in
Section 8C of the Series D Stock Purchase Agreement described in the immediately preceding recital.

                  WHEREAS, the Company and the Purchasers desire to amend the Pre-Amendment Stock Purchase Agreement on the terms set forth herein.

                  NOW, THEREFORE, in consideration of the mutual agreements and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agrees as follows:

                  1. Amendment of the Pre-Amendment Stock Purchase Agreement.
Section 8C of the Pre-Amendment Stock Purchase Agreement is hereby amended by adding the following at the end of Section 8C.

         Notwithstanding anything else contained herein to the contrary, the Purchasers shall not be entitled to receive, and the Company shall not be permitted to make, any cash payment from the Company to such Purchasers as a result of the Company's breach of any of the representations and warranties contained in this Agreement or made in writing by the Company in connection therewith until the

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         new senior subordinated compounding notes of Ziff Davis Media in the aggregate principal amount of $95,000,000 (the "New Notes") have been paid in full in cash, together with all interest and premium, if any. If any such cash payments are deferred pursuant to the immediately preceding sentence, the Company shall immediately make such deferred payment (together with interest on the amount so deferred calculated at a per annum rate equal to the Prime Rate (as defined below) for the period from when the payment was initially deferred until the time of actual payment) immediately upon the payment in full in cash of the New Notes (together with all interest and premium, if any). For purposes hereof, "Prime Rate" shall mean the variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the "prime rate" at large United States money centers.

                  2. Effectiveness. Pursuant to Section 9E of the Pre-Amendment Stock Purchase Agreement, this Amendment shall be effective and binding upon execution hereof by the Company and the Purchasers, and the Pre-Amendment Stock Purchase Agreement shall be deemed amended as of the date first written above immediately following such execution by the Company and the Purchasers. Any reference in the Pre-Amendment Stock Purchase Agreement to "Agreement" shall hereafter be deemed to refer to the Pre-Amendment Stock Purchase Agreement as hereby amended.

                  3. Miscellaneous.

              (a) Counterparts. This Amendment may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts shall constitute one amendment.

              (b) Governing Law. All issues and questions concerning the constriction, validity, enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Amendment, even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

              (c) Effect on Pre-Amendment Stock Purchase Agreement. Except as expressly modified by this Amendment, the Pre-Amendment Stock Purchase Agreement remains in full force and effect.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Amendment No. 1 To Stock Purchase Agreement on the day and year first above written.

                                            ZIFF DAVIS HOLDINGS INC.

                             By:    /s/ Bart W. Catalane
                                    --------------------
                             Its:   Chief Operating Officer and
                                    Chief Financial Officer

                             WILLIS STEIN & PARTNERS III, L.P.
                             WILLIS STEIN & PARTNERS DUTCH III-A, L.P.
                             WILLIS STEIN & PARTNERS DUTCH III-B, L.P.
                             WILLIS STEIN & PARTNERS III-C, L.P.

                             By:  Willis Stein & Partners Management III, L.P.
                             Its: General Partner

                             By:  Willis Stein & Partners Management III, L.L.C.
                             Its: General Partner

                             By:    /s/ Daniel H. Blumenthal
                                    ------------------------
                             Name:  Daniel H. Blumenthal
                             Title: Member